PriceSmart Announces Fiscal 2019 Second Quarter Operating Results

San Diego, CA (April 9, 2019) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 41 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the second quarter of fiscal year 2019 which ended on February 28, 2019.

Total revenues for the second quarter of fiscal year 2019 increased 1.8% to $854.4 million compared to $839.6 million in the second quarter of the prior year. For the second quarter of fiscal year 2019, net merchandise sales increased 0.5% to $820.3 million from $816.6 million in the second quarter of fiscal year 2018. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $29.9 million or 3.6% versus the same period in the prior year.

The Company had 41 clubs in operation as of February 28, 2019, compared to 40 warehouse clubs in operation as of February 28, 2018.

Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, decreased 0.9% for the 13-week period ended March 3, 2019 compared to the same period in the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $29.9 million or 3.7% versus the same period in the prior year.

The Company recorded operating income for the second quarter of fiscal year 2019 of $36.5 million, as compared to operating income of $37.3 million in the prior year period. Net income attributable to PriceSmart was $23.8 million, or $0.79 per diluted share, in the second quarter of fiscal year 2019. The second quarter fiscal 2019 earnings were negatively impacted by $4.2 million or $0.14 per share from costs related to investments to expand our omni-channel capabilities, together with net operating results of our marketplace and casillero business.  A payment from a credit card processing vendor positively impacted earnings during this quarter by $1.6 million or $0.05 per share. Net income in the second quarter of fiscal year 2018 was $14.1 million, or $0.47 per diluted share. The second quarter fiscal 2018 earnings were negatively impacted by $0.42 per share primarily due to a one-time repatriation tax on unremitted foreign earnings (“Transition Tax”).

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday.  The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends.  Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and current period activities translated using the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better our underlying performance.

PriceSmart management plans to host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Wednesday, April 10, 2019, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 for domestic callers or (412) 317-5214 for international callers, and asking to join the PriceSmart, Inc. call. A digital replay will be available through April 17, 2019, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay access code 10129327.

 About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart operates 41 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia and Costa Rica; five in Panama; four each in Trinidad and Dominican Republic; three each in Guatemala and Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company has acquired property and is currently constructing warehouse clubs in Santiago, Panama and Santo Domingo, Dominican Republic that are expected to open in the spring, and summer of 2019, respectively. The Company also plans to open warehouse clubs in San Cristobal, Guatemala and an additional club in Panama City, Panama, in the fall of 2019. Once these four new clubs are open, the Company will operate 45 warehouse clubs.  PriceSmart is developing an expansion of its omni-channel capabilities, including through its e-commerce platform, by investing in and integrating the technology, talent and cross-border logistics infrastructure obtained as part of the acquisition of a company in March 2018, which also has a marketplace and casillero business. PriceSmart expects these investments and this integration to enhance the membership shopping experience, drive efficiencies and fuel sales growth. The marketplace and casillero business operates, directly or via agency relationships, through the Aeropost brand in 38 countries in Latin America and the Caribbean, many of which overlap with markets where PriceSmart operates its warehouse clubs.

This press release may contain forward-looking statements concerning the Company's future performance. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the following risks:

•	Natural disasters that might cause damages not covered by insurance;
•	Negative macroeconomic conditions;
•	Volatility in foreign currency exchange rates and limitations on our ability to convert foreign currency to U.S. dollars;
•	Changes in, and inconsistent enforcement of, laws and regulations in countries where we operate, including those related to tariffs and taxes;
•	Compliance risks;
•

Crime and security concerns, which can adversely affect the economies of the countries in which we operate and which require us to incur additional costs to provide additional security at our warehouse clubs;

•	Recoverability of moneys owed to PriceSmart from governments in countries where we do business;
•	The possibility of operational interruptions, including those related to union work stoppages;
•

Political instability, such as recent unrest in Honduras, the ongoing anti-government protests in Nicaragua that have disrupted our operations there, and a general strike in Costa Rica led by public-sector unions that disrupted normal commerce in September 2018;

•

In March 2019, the President of the United States directed the U.S. State Department to cut off $450 million of planned aid to Guatemala, Honduras and El Salvador. Eliminating this aid could adversely impact the economies of these countries and lead to further political instability, with the resulting impact on our business;

•	Changes in consumer shopping preferences;
•	Significant competition, including from international online retailers or the market entrance of other club operators;
•	Limitations on the availability of appropriate sites for new warehouse clubs, which could adversely affect growth;
•

Failure to establish an e-commerce presence to allow our members to choose a physical or online shopping channel that is convenient for them and efficient for us may materially adversely affect our market position, net sales and financial performance, and costs associated with our increasing investments in technological resources intended to fuel sales growth and drive efficiencies may adversely affect our short-term results of operations;

•

Acquisitions, such as our acquisition of Aeropost, Inc. in March 2018, may expose us to additional risks, such as retention of key personnel, previously undisclosed liabilities or compliance issues, integration challenges, impairment of goodwill or intangible assets, and diversion of management resources;

•	Cost increases from product and service providers;

•	Interruption of supply chains, which might adversely impact on our ability to import merchandise;
•	Failure to maintain our brand’s reputation;
•	Exposure to product liability claims and product recalls;
•	Failure to maintain our computer systems and/or disruption in those systems;
•	Cybersecurity risks, such as a failure to maintain the security of the information we hold relating to our company, our members, employees and suppliers;
•

Risks associated with executive leadership and organizational transition, failure to attract and/or retain other qualified employees, increases in wage and benefit costs, changes in laws and other labor issues;

•	Changes in accounting standards affecting management's financial assumptions, projections, estimates and judgments; and
•

A few of our stockholders own approximately 24.5% of our voting stock as of February 28, 2019, which may make it difficult to complete some corporate transactions without their support and may impede a change in control.

The risks described above as well as the other risks detailed in the Company’s U.S. Securities and Exchange Commission (“SEC”) reports, including the Company’s Annual Report on Form 10-K filed for the fiscal year ended August 31, 2018 filed on October 25, 2018, pursuant to the Securities Exchange Act of 1934, see “Part I - Item 1A - Risk Factors,” could materially and adversely affect our business, financial condition and results of operations. These risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company currently considers to be immaterial.

For further information, please contact Maarten O. Jager, Chief Financial Officer and Principal Accounting Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018
Revenues:
Net merchandise sales	$820,290	$816,573	$1,567,733	$1,561,974
Export sales	6,844	9,138	15,033	17,285
Membership income	12,845	12,703	25,585	25,078
Other revenue and income	14,446	1,149	25,711	2,298
Total revenues	854,425	839,563	1,634,062	1,606,635
Operating expenses:
Cost of goods sold:
Net merchandise sales	705,546	699,355	1,346,701	1,336,591
Export sales	6,486	8,685	14,264	16,434
Non-merchandise	4,826	—	9,073	—
Selling, general and administrative:
Warehouse club and other operations	75,708	71,951	149,930	141,453
General and administrative	24,968	20,258	52,303	39,088
Pre-opening expenses	97	81	112	511
Asset impairment	—	1,929	—	1,929
Loss/(gain) on disposal of assets	258	40	473	199
Total operating expenses	817,889	802,299	1,572,856	1,536,205
Operating income	36,536	37,264	61,206	70,430
Other income (expense):
Interest income	423	368	814	768
Interest expense	(1,001)	(992)	(2,034)	(2,247)
Other income (expense), net	(372)	210	(2,191)	488
Total other income (expense)	(950)	(414)	(3,411)	(991)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	35,586	36,850	57,795	69,439
Provision for income taxes	(11,703)	(22,707)	(19,243)	(32,822)
Income (loss) of unconsolidated affiliates	(20)	5	(44)	21
Net income	23,863	$14,148	$38,508	$36,638
Less: net (income) loss attributable to noncontrolling interest	(53)	—	(86)	—
Net income attributable to PriceSmart, Inc.	$23,810	$14,148	$38,422	$36,638
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.79	$0.47	$1.27	$1.21
Diluted	$0.79	$0.47	$1.27	$1.21
Shares used in per share computations:
Basic	30,206	30,100	30,189	30,089
Diluted	30,211	30,100	30,200	30,090
Dividends per share	$0.70	$0.70	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28,
	2019	August 31,
	(Unaudited)	2018
ASSETS
Current Assets:
Cash and cash equivalents	$90,261	$93,460
Short-term restricted cash	4,464	405
Short-term investments	23,501	32,304
Receivables, net of allowance for doubtful accounts of $120 as of February 28, 2019 and $97 as of August 31, 2018, respectively.	10,500	8,859
Merchandise inventories	334,899	321,025
Prepaid expenses and other current assets	35,898	31,800
Total current assets	499,523	487,853
Long-term restricted cash	3,352	3,049
Property and equipment, net	626,279	594,403
Goodwill	46,263	46,329
Other intangibles, net	13,788	14,980
Deferred tax assets	11,786	10,166
Other non-current assets (includes $3,611 and $4,364 as of February 28, 2019 and August 31, 2018, respectively, for the fair value of derivative instruments)	46,525	48,854
Investment in unconsolidated affiliates	10,714	10,758
Total Assets	$1,258,230	$1,216,392
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	274,311	255,739
Accrued salaries and benefits	20,219	22,836
Deferred income	24,725	23,018
Income taxes payable	3,793	4,636
Other accrued expenses	32,652	28,281
Dividends payable	10,672	—
Long-term debt, current portion	26,193	14,855
Total current liabilities	392,565	349,365
Deferred tax liability	2,078	1,894
Long-term portion of deferred rent	9,061	8,885
Long-term income taxes payable, net of current portion	5,081	4,622
Long-term debt, net of current portion	69,793	87,720
Other long-term liabilities (includes $610 and $502 for the fair value of derivative instruments and $5,151 and $4,715 for post-employment plans as of February 28, 2019 and August 31, 2018, respectively)	6,062	5,268
Total Liabilities	484,640	457,754

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,447,055 and 31,372,752 shares issued and 30,495,712 and 30,460,353 shares outstanding (net of treasury shares) as of February 28, 2019 and August 31, 2018, respectively	3	3
Additional paid-in capital	442,273	432,882
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(130,110)	(121,216)
Retained earnings	491,032	473,954
Less: treasury stock at cost, 951,343 shares as of February 28, 2019 and 912,399 shares as of August 31, 2018	(41,524)	(39,107)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	773,160	758,002
Noncontrolling interest in consolidated subsidiaries	430	636
Total stockholders' equity	773,590	758,638
Total Liabilities and Equity	$1,258,230	$1,216,392